Exhibit 4.1

GUARANTEE OF BLACKROCK FINANCE, INC. INDEBTEDNESS

GUARANTEE, dated as of October 1, 2024, by BlackRock, Inc. (formerly known as BlackRock Funding, Inc.), a Delaware corporation (the “Guarantor”), in respect of certain indebtedness of BlackRock Finance, Inc. (formerly known as BlackRock, Inc.), a Delaware corporation and wholly-owned subsidiary of the Guarantor (together with its permitted assigns, “BlackRock Finance”).

1.

Guarantee. With respect to the 1.250% Notes due 2025 (CUSIP No. 09247XAM3), 3.200% Notes due 2027 (CUSIP No. 09247X AN1), 3.250% Notes due 2029 (CUSIP No. 09247X AP6), 2.400% Notes due 2030 (CUSIP No. 09247X AQ4), 1.900% Notes due 2031 (CUSIP No. 09247X AR2), 2.10% Notes due 2032 (CUSIP No. 09247X AS0) and 4.750% Notes due 2033 (CUSIP No. 09247X AT8) (collectively, the “Notes”), all issued by BlackRock Finance pursuant to an indenture, dated September 17, 2007 (the “Indenture”), by and among Blackrock Finance and The Bank of New York Mellon, as trustee (“Trustee”), the Guarantor unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the holders of the Notes under the Indenture and any other amounts due pursuant to the Indenture (the “Obligations”).

2.

Nature of Guarantee. The Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor. The Guarantor agrees that Trustee or the holders of each series of the Notes may resort to the Guarantor for payment of any of the Obligations with respect to such series of Notes whether or not Trustee or the holders of such Notes shall have first proceeded against BlackRock Finance or any other obligor principally or secondarily obligated with respect to such Obligations. Trustee or the holders of the Notes shall not be obligated to file any claim relating to the Obligations in the event that BlackRock Finance becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Trustee or the holders of the Notes to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Trustee or the holders of a series of the Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.

3.

Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices. The Guarantor agrees that Trustee or the holders any series of the Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement with BlackRock Finance for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Trustee or the holders of any series of the Notes and BlackRock Finance, without in any way impairing or affecting this Guarantee. The Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

4.

Expenses. The Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing Trustee or the holders of the Notes) in any way relating to the enforcement or protection of the rights of Trustee or the holders of the Notes hereunder, provided that the Guarantor shall not be liable for any expenses of Trustee or the holders of the Notes if no payment under this Guarantee is due.

5.

Subrogation. Upon payment of the applicable Obligations to Trustee or the holders of a series of the Notes in full, the Guarantor shall be subrogated to the rights of Trustee or the holders of such Notes against BlackRock Finance with respect to such Obligations, and Trustee or the holders of such Notes agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.

6.

No Waiver; Cumulative Rights. No failure on the part of Trustee or the holders of any series of the Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Trustee or the holders of such Notes of any right, remedy or power hereunder preclude any other or further exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Trustee and the holders of the Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Trustee or the holders of the Notes at any time or from time to time.

7.

Assignment. Nothing contained in this Guarantee shall prevent any consolidation or merger of Guarantor with or into any other person (whether or not affiliated with the Guarantor), or successive consolidations or mergers in which Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Guarantor as an entirety or substantially as an entirety to any other person (whether or not affiliated with Guarantor) lawfully entitled to acquire the same; provided, however, that, subject to Section 12 hereof, upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Guarantee to be performed by Guarantor, shall be expressly assumed, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the person (if other than the Guarantor) formed by such consolidation, or into which Guarantor shall have been merged, or by the person which shall have acquired such properties and assets.

8.

Notices. All notices to or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail (or similar type mail) or e-mailed to the Guarantor at:

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

R. Andrew Dickson III

Managing Director and Corporate Secretary

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

Email: [***]

9.

Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full or the Guarantee is terminated with respect to all of the Obligations in accordance with Section 12 hereof.

10.

Representations and Warranties. The Guarantor represents and warrants that: (i) this Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, (ii) no consent or approval of any person, entity or governmental or regulatory authority, or of any securities exchange or self-regulatory organization, was or is necessary in connection with this Guarantee and (iii) the execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.

11.	Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

12.

Release of Guarantee. This Guarantee shall be automatically and unconditionally released and discharged upon the earlier of: (i) the date of payment and performance in full of the Obligations with respect to each series of Notes and, with respect to each series of Notes, upon the payment and performance in full of the Obligations with respect to such series of Notes; (ii) upon any sale, exchange or transfer (by merger, amalgamation, consolidation, business combination or otherwise) of (x) the capital stock of BlackRock Finance, after which BlackRock Finance is no longer a subsidiary of the Guarantor or (y) all or substantially all the assets of BlackRock Finance (other than a sale, exchange or transfer to the Guarantor or a subsidiary of the Guarantor), in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture to the extent required to be satisfied as of the date of the transaction; (iii) upon BlackRock Finance or the Guarantor consolidating with, merging into or transferring all of its properties or assets to BlackRock Finance or the Guarantor, as applicable, and as a result of, or in connection with, such transaction BlackRock Finance or the Guarantor, as applicable, dissolves or otherwise ceases to exist; (iv) upon the exercise by BlackRock Finance of its defeasance option in accordance with Article Thirteen of the Indenture or the satisfaction and discharge of BlackRock Finance’s obligations in accordance Article Four of the Indenture, in each case, with respect to any series of Notes; provided that the Guarantee by the Guarantor shall only be released and discharged pursuant to this Section 12 with respect to such series of the Notes that have been so defeased or discharged; or (v) if the aggregate principal amount of all of the outstanding Notes at any time is less than $1,000,000,000.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor as of the date first above written.

BlackRock, Inc.

By:	/s/ Martin S. Small
Name: Martin S. Small
Title: Senior Managing Director and Chief Financial Officer

[Form of Guarantee Agreement Signature Page]